Exhibit 4.3

DESCRIPTION OF BITCOIN DEPOT INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Authorized and Outstanding Capital Stock

The Second Amended and Restated Certificate of Incorporation (as amended from time to time, the “Charter”) authorizes the issuance of 2,272,250,000 shares of capital stock, comprised of 800,000,000 shares of Class A common stock (each of which is entitled to one vote per share), 20,000,000 shares of Class B common stock (each of which is entitled to one vote per share), 2,250,000 total shares of Class E common stock, consisting of three series (none of which is entitled to a vote): 750,000 shares of Class E-1 common stock, 750,000 shares of Class E-2 common stock and 750,000 shares of Class E-3 common stock, 300,000,000 shares of Class M common stock (each of which is entitled to ten votes per share), 800,000,000 shares of Class O common stock (each of which is entitled to one vote per share), 300,000,000 shares of Class V common stock (each of which is entitled to ten votes per share), and 50,000,000 shares of preferred stock (none of which is entitled to a vote).

Common Stock
Voting

Except as otherwise required by the Delaware General Corporation Law (the “DGCL”) or as provided by or pursuant to the provisions of the Charter:

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Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder.
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Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder.
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Each holder of Class E common stock has no voting rights with respect to each share of Class E common stock held of record by such holder.
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Each holder of Class M common stock is entitled to ten votes for each share of Class M common stock held of record by such holder.
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Each holder of Class O common stock is entitled to one vote for each share of Class O common stock held of record by such holder.
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Each holder of Class V common stock is entitled to ten votes for each share of Class V common stock held of record by such holder.

The Class A common stock, Class B common stock, Class M common stock, Class O common stock and Class V common stock are collectively referred to as the “Voting common stock.”

Except as otherwise required by the Charter, holders of Voting common stock vote together as a single class on all matters on which stockholders are generally entitled to vote. Pursuant to the Charter, the holders of the outstanding shares of Voting common stock are entitled to vote separately as a class upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event or otherwise) that would alter or change the powers, preferences, or special rights of a class of stock so as to affect them adversely.

Dividends

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the Class A common stock and Class M common stock with respect to our payment of dividends in cash, stock, or property, such dividends may be declared and paid on the Class A common stock and Class M common stock out of our assets at such times and in such amounts as our board of directors shall determine in its sole discretion.

Exhibit 4.3

Pursuant to the terms of the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock of the Company (the “Certificate of Designation”), holders of Series A Preferred Stock participate fully with respect to all distributions and dividends made to the holders of the Class A common stock as if such shares of Series A Preferred Stock were converted to shares of Class A common stock in accordance with the terms of the Certificate of Designation immediately prior to the applicable record date for such Class A common stock dividend or distribution.

Dividends shall not be declared or paid on shares of Class B common stock, Class E common stock, Class O common stock or Class V common stock.

Conversion

Each share of Class E common stock shall be convertible, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock, in accordance with and subject to the vesting, forfeiture, and other applicable terms set forth in the Sponsor Support Agreement, dated August 24, 2022, by and between GSR II Meteora Sponsor, LLC (the “Sponsor”), GSR II Meteora Acquisition Corp. (“GSRM”), and BT Assets, Inc.

Shares of Class M Common Stock shall only be issuable to, and held by, Brandon Mintz and his affiliates (the “BT Stockholders”). In the event a BT Stockholder transfers any shares of Class M common stock to any person other than another BT Stockholder, such shares of Class M common stock shall automatically be converted, upon such transfer, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock without any further action required on the part of the Company or any other person. In the case of a Trigger Event (as defined below), each of the then-outstanding shares of Class M common stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock without any further action required on the part of the Company or any other person.

In the event BT Stockholders cease to beneficially own in the aggregate (directly or indirectly) a number of shares of Class M common stock and Class V common stock that, in the aggregate, is at least twenty percent of the voting power represented by the shares of Class V common stock held by the BT Stockholders, in the aggregate, as of immediately after the closing of the transactions contemplated by the Transaction Agreement, dated as of August 24, 2022 (the “Transaction Agreement”) (the “Trigger Event” and the date on which a Trigger Event takes place, the “Trigger Date”), (i) each of the then-outstanding shares of Class M common stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class A common stock without any further action required on the part of the Company or any other person and (ii) each of the then-outstanding shares of Class V common stock shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Class O common stock without any further action required on the part of the Company or any other person.

Liquidation or Dissolution

Upon the liquidation, dissolution or winding up of our affairs, after payment or provision for payment of our debts and other liabilities as required by law and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, the holders of all outstanding shares of Class A common stock and Class M common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B common stock, Class E common stock, Class O common stock and/or shares of Class V common stock, as such, shall not be entitled to receive any of our assets in the event of any such liquidation, dissolution or winding up its affairs.

Other Provisions

No holder of common stock has any preemptive or other similar subscription rights.

Preferred Stock

We are authorized to issue 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any,

Exhibit 4.3

of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any other series at any time outstanding. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the approval of our board of directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in an election of directors, without the separate vote of the holders of the preferred stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

In connection with the closing of the transactions contemplated by the Transaction Agreement, dated as of August 24, 2022 (the “Transaction Agreement”), we filed a certificate of designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware establishing the Series A Preferred Stock issued pursuant to the PIPE Agreement, dated as of June 23, 2023 (the “PIPE Agreement”). Each share of Series A Preferred Stock (i) ranks senior to the common stock with respect to dividends, distributions, redemptions and payments upon liquidation or dissolution, (ii) is entitled to participate in any distributions or dividends made to holders of Class A common stock, (iii) does not have voting rights (other than in relation to amendments to the certificate of designation itself or as required by the DGCL), (iv) is initially convertible at any time at the election of the holder into one share of Class A common stock, subject to accrued and unpaid dividends, if any, and (v) is entitled to customary anti-dilution protections.

Warrants

There are 43,848,750 warrants currently issued and outstanding, including 31,625,000 Public Warrants (as defined below) and 12,223,750 Private Placement Warrants (as defined below).

Public Warrants

Each warrant (the “Public Warrants”) sold as part of the units sold in the Company’s initial public offering (the “IPO”) entitles the registered holder to purchase one whole share of our Class A common stock at a price of $80.50 per share, as adjusted for the Company’s one-for-seven reverse stock split, subject to further adjustment as discussed below, at any time commencing on July 30, 2023, 30 days after the completion of the business combination contemplated by the Transaction Agreement (the “Business Combination”), except as described below. The Public Warrants will expire on June 30, 2028, five years after the completion of the Company’s initial business combination (the “Business Combination”), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act of 1933 (the “Securities Act”) with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Public Warrant unless the issuance of Class A common stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.

We agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we would use our commercially reasonable efforts to file with the Securities and Exchange Commission (the “SEC”) a post-effective amendment to our IPO registration statement or a new registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Class A common stock until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement, dated as of February 24, 2022 (the “Warrant Agreement”). If a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, Public

Exhibit 4.3

Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (ii) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Notwithstanding the above, if our Class A common stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the fair market value (as defined below) over the exercise price of the Public Warrants by (ii) the fair market value.

Redemption of Public Warrants.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

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in whole and not in part;
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at a price of $0.01 per Public Warrant;
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upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and
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if, and only if, the closing price of our Class A common stock equals or exceeds $126.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Warrants—Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the shares of Class A common stock may fall below the $126.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Warrants—Public Warrants—Anti-dilution Adjustments”) as well as the $80.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all

Exhibit 4.3

holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (ii) the fair market value. The “fair market value” means the 10-day average closing price as of the third day prior to the date on which the notice of redemption is sent to the holders of the Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call our Public Warrants for redemption and we do not take advantage of this option, the holders of the Private Placement Warrants would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures. A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the issued and outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above, (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution do not exceed $3.50 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $3.50 per share, or (iii) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed business combination,

Exhibit 4.3

effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of issued and outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another entity in which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) acquires more than 50% of the voting power of our securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety, the holders of the Public Warrants will thereafter have the right to purchase and receive, on the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

The Public Warrants were issued in registered, book entry form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum but will apply to claims under the Securities Act.

Private Placement Warrants

In connection with the closing of its IPO, GSRM completed the private sale of 12,223,750 warrants (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds to GSRM of $12.2 million. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees: (i) they are not redeemable by us; (ii) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until July 30, 2023, 30 days after the completion of the Business Combination; (iii) they may

Exhibit 4.3

be exercised by the holders on a cashless basis; and (iv) they (including the shares of Class A common stock issuable upon exercise of the Private Placement Warrants) are entitled to registration rights.

If holders of the Private Placement Warrants elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants in exchange for that number of shares of Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Private Placement Warrants by (ii) the fair market value. The “fair market value” shall mean the average reported last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrant exercise is sent to the warrant agent.

Choice of Forum

The Charter provides that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or Amended and Restated Bylaws (the “Bylaws”) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. The Charter further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The clauses described above will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Anti-Takeover Effects of Provisions of the Charter and Bylaws

The provisions of the Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

The Charter and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless such takeover or change in control is approved by our board of directors.

These provisions include:

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Action by Written Consent; Special Meetings of Stockholders. The Charter provides that, following the Trigger Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting, unless such action has previously been approved and recommended by our board of directors. The Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of our stockholders may be called only (i) by or at the direction of (a) our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors our board of directors would have if there were no vacancies, (b) the Chairman of our board of directors, or (c) the Chief Executive Officer (if any) or (ii) prior to the date on which BT Assets and its affiliates cease to beneficially own shares of Class M common stock and Class V common stock that in the aggregate represent at least 20% of the voting power represented by the shares of Class V common stock held by BT Assets and its affiliates as of immediately after the closing of the transactions contemplated by the Transaction Agreement, by the Chairman of our board of directors at the written request of the holders of Class V common stock.

Exhibit 4.3

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Advance Notice Procedures. The Bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting are to be only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
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Authorized but Unissued Shares. Our authorized but unissued shares of Class A common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Class A common stock by means of a registration contest, tender offer, merger or otherwise.
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Business Combinations with Interested Stockholders. The Charter provides that we are expressly not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s Voting common stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. Nevertheless, the Charter contains provisions that, once we are no longer a “controlled company,” will have a similar effect to Section 203, except that they provide that Sponsor, the holders of Class V common stock, and their respective affiliates or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of our common stock or preferred stock, or any person who would otherwise be an interested stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent or more of the outstanding Voting common stock (in one transaction or a series of transactions) by any holders of Class V common stock or any of their respective affiliates or associates to such person, will not be deemed to be “interested stockholders,” and accordingly will not be subject to such restrictions.
Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of the directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended and provides that we will provide them with customary indemnification and advancement of expenses. In addition, our Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Exhibit 4.3

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

On June 30, 2023, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their service as one of our directors or executive officers.

Corporate Opportunity

Our Charter provides that, to the fullest extent permitted by applicable law, certain “exempted persons” do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our affiliates, and no such persons will have any liability to us or our stockholders for breach of any fiduciary duty solely by reason of any such activities.

To the fullest extent permitted by law, (i) we, on our behalf and on behalf of our affiliates, will renounce any interest or expectancy in a transaction or matter that may be a corporate opportunity for us and (ii) the exempted persons will have no duty to present any such corporate opportunity to us and will not be liable to us, our affiliates or our stockholders for refraining to present any such corporate opportunity to us (other than in such person’s capacity as our director or officer). Notwithstanding anything to the contrary in the Charter, we do not renounce any interest or expectancy we may have in any business opportunity that is expressly offered to any Exempted Person (as defined in the Charter) in his or her capacity as our director or officer.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company.

Listing of Class A common stock and Public Warrants

The shares of Class A common stock and Public Warrants to are listed on Nasdaq under the symbols “BTM” to “BTMWW,” respectively.